Exhibit 99.1

Z Trim Holdings Reports Sales Growth in Q3 2012

MUNDELEIN, IL, October 1, 2012/PRNewswire/ -- Z Trim Holdings, Inc. (OTC Markets: ZTHO – News), a bio-technology company providing value-added ingredients to a variety of industries, today announced that it recorded, in the third quarter of 2012, its highest quarterly revenues in Company history – growth of 88% over third quarter 2011, and for the first nine months of 2012 growth of 59% over the first nine months of 2011.

“Through both our internal sales force and our external distributors, we are seeing the results of our efforts to spread the word about Z Trim’s unique ability to both help our customers lower their costs and improve their finished products,” said Lynda Carroll, Z Trim VP of Sales and Marketing.  “We are just getting started, and believe that many more companies will come to realize the benefits that our products provide.”

ABOUT Z TRIM®

Z Trim Holdings, Inc. (www.ztrim.com) is a bio-technology company that owns existing, and has developed new, products and processes to make use of biomass for uses in the food and industrial markets.   The Company’s food division currently sells a line of products to the food industry that can help food manufacturers reduce their costs and help them solve many production problems.  The Company’s revolutionary technology provides value-added ingredients across virtually all food industry categories.  The Company’s all-natural products, among other things, help to reduce fat and calories, add fiber, provide shelf-stability, prevent oil migration, and add binding capacity – all without degrading the taste and texture of the final food products.  Perhaps most significantly, Z Trim’s products can help extend finished products, and thereby increase its customers’ gross margins.  The Company’s industrial division, opened in 2012, plans to sell eco-friendly ingredients to oil drilling, hydraulic fracturing, petroleum coke, steel/aluminum, paper and other industries.  The Company’s industrial ingredients are highly functional in applications for adhesives, binders, viscofiers and emulsifiers.

 Forward-Looking Statements and Risk Factors

Certain statements in this press release are "forward−looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements involve a number of risks, uncertainties and other factors that could cause actual results, performance or achievements of Z Trim Holdings to be materially different from any future results, performance or achievements expressed or implied by these forward−looking statements. Other factors, which could materially affect such forward−looking statements, can be found in our filings with the Securities and Exchange Commission at www.sec.gov, including risk factors relating to our history of operating losses, that our auditors have expressed substantial doubt regarding our ability to continue as a going concern, the fact that we may dilute existing shareholders through additional stock issuances, and our reliance on our intellectual property. Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward−looking statements and are cautioned not to place undue reliance on such forward−looking statements. The forward−looking statements made herein are only made as of the date of this press release and we undertake no obligation to publicly update such forward−looking statements to reflect subsequent events or circumstances.

Contacts:
Media:	Investor Relations:
Angela Strickland	Thomas Wagner
(847) 549-6002	Legend Securities, Inc.
mediarelations@ztrim.com	718-233-2627

John Columbia
Legend Securities, Inc.
718-233-2677